EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 11, 2007, accompanying the financial statements (which expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans”), included in the Annual Report of the OMG Profit-Sharing and Retirement Savings Plan on Form 11-K as of and for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of OM Groups, Inc Form S-8 (File No. 333-07529, effective July 22, 1996).

/s/ Grant Thornton LLP
Cleveland, Ohio
June 11, 2007

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